Exhibit 16.1
September 9, 2011

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Re: Jammin Java Corp.

Commission File Number 000-52161

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A (Amendment No. 1 to the Form 8-K of Jammin Java Corp. filed with the Securities and Exchange Commission (the “SEC”) on September 7, 2011), to be filed with the SEC on or about September 9, 2011, and are in agreement with the statements contained under Item 4.01 as they relate to our firm.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

KBL, LLP
New York, NY